Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

March 16, 2023

ORIC Pharmaceuticals, Inc.

240 E. Grand Avenue, 2nd Floor

South San Francisco, CA 94080

(650) 388-5600

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ORIC Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 2,254,477 shares of common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2020 Equity Incentive Plan, and (ii) 450,895 shares of Common stock reserved for issuance pursuant to the Company’s 2020 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

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